PROSPECTUS	Pricing Supplement No.3775
Dated April 9, 2002	Dated July 30, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Redeemable Fixed Rate Notes)

Trade Date: July 30, 2002

Settlement Date (Original Issue Date): August 15, 2002

Maturity Date:August 15, 2017

Principal Amount (in Specified Currency): USD 50,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100% of their principal amount and will be resold by the Underwriter at varying prices determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of the Notes that may be deemed underwriting discounts or commission, see "Plan of Distribution" below.

Agent's Discount or Commission: 0.00%

Net Proceeds to Issuer: USD 50,000,000

Interest Rate Per Annum: 6.10%

Interest Payment Date(s):

X Monthly on the 15th of each month, commencing on September 15, 2002.

___ Other:

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP: 36962 GZD9

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
Page 2
Pricing Supplement No. 3775
Dated July 30, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: August 15, 2004 and on each Interest Payment Date thereafter

(See "Additional Terms Optional Redemption below")

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Terms: Optional Redemption.

The Company may at its option elect to redeem the Notes in whole or in part on August 15, 2004 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date. In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date.

(Fixed Rate)
Page 3
Pricing Supplement No. 3775
Dated July 30, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84460

Additional Information:

Recent Events:

On July 26, 2002, General Electric Company ("GE") announced organizational changes that will result in the businesses that comprise GE Capital Services becoming four separate businesses, effective August 1, 2002: GE Commercial Finance, GE Insurance, GE Consumer Finance and GE Equipment Management. Each of these businesses will report directly to Jeff Immelt, Chairman and Chief Executive Officer of GE and GE Vice Chariman, Dennis Dammerman. GE Capital Services and GE Capital Corporation will remain legal entities and continue as the major borrowers of funds necessary to support all of GEs financial services activities.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

At June 29, 2002 the Company had outstanding indebtedness totaling $249.497 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 29, 2002 excluding subordinated notes payable after one year was equal to $248.614 billion.
		Year Ended December 31,			Six Months ended June 29, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.61

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Salomon Smith Barney (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.00% of the principal amount of the Notes. The Underwriter has advised the Issuer that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.